EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DAYSTAR TECHNOLOGIES, INC.

Pursuant to Section 242 of the

Delaware General Corporation Law

FIRST, that by written consent of the Board of Directors of DayStar Technologies, Inc. (“DayStar”), resolutions were adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring such amendment to be advisable and referring it to the DayStar stockholders for consideration. The resolution setting forth the proposed amendment is as follows:

Amendment to Amended and Restated Certificate of Incorporation

WHEREAS, the Board of Directors believes it is in the best interest of DayStar and its stockholders to amend the Amended and Restated Certificate of Incorporation (the “Certificate”) to increase the number of shares of Common Stock DayStar is authorized to issue from 10,000,000 to 20,000,000 shares; therefore it is

RESOLVED, that, subject to stockholder approval as required by law and the Certificate, the Directors declare advisable the adoption of the Certificate of Amendment to the Certificate;

RESOLVED, that, subject to stockholder approval, the Board hereby amends Section 4.1 of the Certificate to read as follows:

“4.1 Authorized Shares. The Corporation is authorized to issue 20,000,000 shares of common stock, $.01 par value per share, of which 150,000 shares will be classified as Class B Common Stock, and 3,000,000 shares of preferred stock, $.01 par value per share.”

FURTHER RESOLVED, that the officers of DayStar be, and each of them hereby is, authorized and directed, for and on behalf of DayStar, to solicit approval of the Certificate of Amendment to the Certificate from the DayStar stockholders, at a special meeting of stockholders, or with a written consent, in accordance with DayStar’s Bylaws;

FURTHER RESOLVED, that the officers of DayStar be, and each of them hereby is, authorized and directed, for and on behalf of DayStar, to prepare, execute and file with the Secretary of State of the State of Delaware the Certificate of Amendment to the Certificate following receipt of the approval of DayStar’s stockholders.

SECOND, that thereafter, the resolution amending the Amended and Restated Certificate of Incorporation was approved by stockholders by written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law, and notice has been given to the non-consenting stockholders in accordance with the provisions of Section 228(e) of the General Corporation Law.

THIRD, that said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

FOURTH, that the capital of DayStar shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, DayStar has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of DayStar Technologies, Inc. to be signed by Stephen A. Aanderud, its Secretary and Chief Financial Officer, and authorized officer, this 30th day of December, 2003.

DAYSTAR TECHNOLOGIES, INC.

/S/ STEPHEN A. AANDERUD

Stephen A. Aanderud Secretary and Chief Financial Officer